Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Travis Lan
Senior Executive Vice President and
Chief Financial Officer
973-686-5007

VALLEY NATIONAL BANCORP ANNOUNCES FIRST QUARTER 2025 RESULTS

NEW YORK, NY – April 24, 2025 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the first quarter 2025 of $106.1 million, or $0.18 per diluted common share, as compared to the fourth quarter 2024 net income of $115.7 million, or $0.20 per diluted common share, and net income of $96.3 million, or $0.18 per diluted common share, for the first quarter 2024. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $106.1 million, or $0.18 per diluted common share, for the first quarter 2025, $75.7 million, or $0.13 per diluted common share, for the fourth quarter 2024, and $99.4 million, or $0.19 per diluted common share, for the first quarter 2024. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.
Ira Robbins, CEO, commented, "The first quarter was highlighted by the continued improvement in our funding base. Core deposit growth has enabled us to further reduce our reliance on indirect deposits which benefited our revenue and net interest margin. We anticipate that additional core deposit growth will create a sustainable tailwind despite the volatility in the current operating environment.”

Mr. Robbins continued, “I am generally pleased with the quarter’s results from a credit perspective. The provision for loan losses for the first quarter was at the lowest point in the last four quarters, and we anticipate further improvement throughout the remainder of the year. Non-accrual loans and early stage delinquencies also improved sequentially, and we believe our allowance coverage to total loans is at a comfortable level as of March 31, 2025. We remain on track to achieve our profitability goals for the year as we continue to benefit from the net interest income and credit cost tailwinds that we have discussed previously.”

Key financial highlights for the first quarter 2025:

•Net Interest Income and Margin: Our net interest margin on a tax equivalent basis increased by 4 basis points to 2.96 percent in the first quarter 2025 as compared to 2.92 percent for the fourth quarter 2024. Net interest income on a tax equivalent basis of $421.4 million for the first quarter 2025 decreased $2.9 million compared to the fourth quarter 2024 and increased $26.5 million as compared to the first quarter 2024. The moderate decrease in net interest income from the fourth quarter 2024 was due to the impact of two less days during the first quarter 2025. See additional details in the "Net Interest Income and Margin" section below.
•Loan Portfolio: Total loans decreased $142.6 million, or 1.2 percent on an annualized basis, to $48.7 billion at March 31, 2025 from December 31, 2024 mostly due to normal repayment

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

activity and selective originations within the commercial real estate (CRE) portfolio. As a result, our CRE loan concentration ratio (defined as total commercial real estate loans held for investment and held for sale, excluding owner occupied loans, as a percentage of total risk-based capital) declined to approximately 353 percent at March 31, 2025 from 362 percent at December 31, 2024. Partially offsetting the lower CRE loan balances, commercial and industrial (C&I) and automobile loans grew by $218.8 million and $140.2 million, respectively, at March 31, 2025 from December 31, 2024. Auto loan originations resulting from high quality consumer demand remained strong during the first quarter 2025. See the "Loans" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $594.1 million and $573.3 million at March 31, 2025 and December 31, 2024, respectively, representing 1.22 percent and 1.17 percent of total loans at each respective date. During the first quarter 2025, we recorded a provision for credit losses for loans of $62.7 million as compared to $107.0 million and $45.3 million for the fourth quarter 2024 and first quarter 2024, respectively. See the "Credit Quality" section below for more details.
•Credit Quality: Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $47.5 million to $51.7 million, or 0.11 percent of total loans, at March 31, 2025 as compared to $99.2 million, or 0.20 percent of total loans, at December 31, 2024. Non-accrual loans totaled $346.5 million, or 0.71 percent of total loans, at March 31, 2025 as compared to $359.5 million, or 0.74 percent of total loans, at December 31, 2024. Net loan charge-offs totaled $41.9 million for the first quarter 2025 as compared to $98.3 million and $23.6 million for the fourth quarter 2024 and first quarter 2024, respectively. See the "Credit Quality" section below for more details.
•Deposits: Non-interest bearing deposits increased $199.9 million to $11.6 billion at March 31, 2025 from December 31, 2024 largely due to higher inflows of commercial customer deposits during the first quarter 2025. Savings, NOW, and money market deposits increased $108.6 million to $26.4 billion at March 31, 2025 from December 31, 2024 mostly due to new deposits from our online savings deposit product offerings. Total actual deposit balances decreased $110.0 million to $50.0 billion at March 31, 2025 as compared to $50.1 billion at December 31, 2024 as the increases in our direct customer deposits were offset by a $726.5 million decrease in indirect customer deposits (consisting largely of brokered CDs) during the first quarter 2025. See the "Deposits" section below for more details.
•Non-Interest Income: Non-interest income increased $7.1 million to $58.3 million for the first quarter 2025 as compared to the fourth quarter 2024. The increase reflected net gains on sales of loans of $2.2 million for the first quarter 2025 as compared to net losses of $4.7 million for the fourth quarter 2024, which included $7.9 million of losses related to the sale of performing CRE loans.
•Non-Interest Expense: Non-interest expense decreased $2.0 million to $276.6 million for the first quarter 2025 as compared to the fourth quarter 2024 largely due to decreases of $6.1 million in professional and legal expenses; and $5.6 million in technology, furniture and equipment expense, partially offset by higher amortization of tax credit investments and the normal seasonal increases in salary and employee benefits expense related to payroll taxes during the first quarter 2025. The decreases in professional and technology-related expenses

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

were mostly due to elevated fourth quarter 2024 expenses resulting from transformation and enhancement efforts in our bank operations.
•Income Tax Expense: Income tax expense was $33.1 million for the first quarter 2025 as compared to an income tax benefit of $26.7 million for the fourth quarter 2024, which reflected a $46.4 million total reduction in uncertain tax liability positions and related accrued interest due to statute of limitation expirations. Our effective tax rate was 23.8 percent for the first quarter 2025 compared to a negative 29.9 percent for the fourth quarter 2024.
•Efficiency Ratio: Our efficiency ratio was 55.87 percent for the first quarter 2025 as compared to 57.21 percent and 59.10 percent for the fourth quarter 2024 and first quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.69 percent, 5.69 percent and 7.76 percent for the first quarter 2025, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $421.4 million for the first quarter 2025 decreased $2.9 million compared to the fourth quarter 2024 and increased $26.5 million as compared to the first quarter 2024. Interest income on a tax equivalent basis decreased $50.1 million to $786.0 million for the first quarter 2025 as compared to the fourth quarter 2024. The decrease was mostly driven by the impact of (i) two less days in the first quarter 2025, (ii) the bulk sale of certain performing CRE loans during the fourth quarter 2024, and (iii) downward repricing on adjustable rate loans. Total interest expense decreased $47.2 million to $364.6 million for the first quarter 2025 as compared to the fourth quarter 2024 mainly due to (i) the aforementioned reduction in day count, (ii) a $2.0 billion decrease in average time deposit balances (primarily related to the maturity and repayment of higher cost indirect customer CDs), and (iii) lower interest rates on many interest bearing deposit products in the first quarter 2025. See the "Deposits" and "Other Borrowings" sections below for more details.
Net interest margin on a tax equivalent basis of 2.96 percent for the first quarter 2025 increased by 4 basis points from 2.92 percent for the fourth quarter 2024 and increased 17 basis points from 2.79 percent for the first quarter 2024. The increase as compared to the fourth quarter 2024 was mostly due to the 29 basis point decline in our cost of total average deposits, largely offset by the lower yield on average interest earning assets. The yield on average interest earning assets decreased by 22 basis points to 5.53 percent on a linked quarter basis largely due to downward repricing of our adjustable rate loans and two less days in the first quarter 2025, partially offset by higher yielding investment purchases. The overall cost of average interest bearing liabilities decreased 31 basis points to 3.54 percent for the first quarter 2025 as compared to the fourth quarter 2024 largely due to a decrease in higher cost time deposits and lower interest rates on most deposit products. Our cost of total average deposits was 2.65 percent for the first quarter 2025 as compared to 2.94 percent and 3.16 percent for the fourth quarter 2024 and the first quarter 2024, respectively.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

Loans, Deposits and Other Borrowings
Loans. Total loans decreased $142.6 million, or 1.2 percent on an annualized basis, to $48.7 billion at March 31, 2025 from December 31, 2024. Total CRE (including construction) loans decreased $530.4 million to $29.1 billion at March 31, 2025 from December 31, 2024. The decrease was largely driven by repayment activity and continued selective origination activity within the CRE portfolio. Additionally, construction loans decreased $87.8 million to $3.0 billion at March 31, 2025 from December 31, 2024 mainly due to the migration of completed projects to permanent financing within the multifamily loan category during the first quarter 2025 and a non-performing loan totaling $10.2 million, net of $638 thousand of charge-offs, transferred to loans held for sale at March 31, 2025, partially offset by new advances. As a result of the completed construction projects, multifamily loans increased $121.1 million to $8.4 billion at March 31, 2025 from December 31, 2024. C&I loans grew by $218.8 million, or 8.8 percent on an annualized basis, to $10.2 billion at March 31, 2025 from December 31, 2024 largely due to our continued strategic focus on growth within this category. Automobile loans increased by $140.2 million, or 29.5 percent on an annualized basis, to $2.0 billion at March 31, 2025 from December 31, 2024 mainly due to high quality consumer demand generated by our indirect auto dealer network and low prepayment activity within the portfolio.
Deposits. Actual ending balances for deposits decreased $110.0 million to $50.0 billion at March 31, 2025 from December 31, 2024 mainly due to a $418.5 million decrease in time deposits, partially offset by increases of $199.9 million and $108.6 million in non-interest bearing deposits and savings, NOW and money market deposits, respectively. The decrease in time deposit balances was mainly driven by a decline of approximately $661 million in indirect (i.e., brokered) customer CDs, partially offset by deposit inflows from new retail CD offerings during the first quarter 2025. The increase in non-interest bearing was mostly due to higher commercial customer deposit inflows late in the first quarter 2025. Savings, NOW and money market deposit balances increased at March 31, 2025 from December 31, 2024 largely due to new deposits from our online savings deposit product offerings, partially offset by lower governmental deposits account balances. Total indirect customer deposits (including both brokered money market and time deposits) totaled $6.3 billion and $7.0 billion in March 31, 2025 and December 31, 2024, respectively. Non-interest bearing deposits; savings, NOW and money market deposits; and time deposits represented approximately 23 percent, 53 percent and 24 percent of total deposits as of March 31, 2025, respectively, as compared to 23 percent, 52 percent and 25 percent of total deposits as of December 31, 2024, respectively.
Other Borrowings. Short-term borrowings, consisting of securities sold under agreements to repurchase, decreased $13.7 million to $59.0 million at March 31, 2025 from December 31, 2024. Long-term borrowings totaled $2.9 billion at March 31, 2025 and decreased $269.6 million as compared to December 31, 2024 due to the maturity and repayment of certain FHLB advances.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, decreased $17.1 million to $356.2 million at March 31, 2025 as compared to December 31, 2024. Non-accrual loans decreased $13.0 million to $346.5 million at March 31, 2025 as compared to $359.5 million at December 31, 2024 largely driven by partial charge-offs of two non-performing C&I loan relationships during the first quarter 2025,

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

partially offset by a moderate increase in non-performing CRE loans at March 31, 2025. Non-accrual loans represented 0.71 percent of total loans at March 31, 2025 as compared to 0.74 percent of total loans at December 31, 2024. OREO decreased $4.4 million to $7.7 million at March 31, 2025 from December 31, 2024 mostly due to the sale of one CRE property, which resulted in a $2.9 million loss for the first quarter 2025.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $47.5 million to $51.7 million, or 0.11 percent of total loans, at March 31, 2025 as compared to $99.2 million, or 0.20 percent of total loans, at December 31, 2024.
Loans 30 to 59 days past due decreased $23.7 million to $33.4 million at March 31, 2025 as compared to December 31, 2024 largely due to a previously reported delinquent CRE loan totaling $15.4 million that was current to its contractual payments at March 31, 2025, as well as a general improvement in residential mortgage loan delinquencies in this category. Loans 60 to 89 days past due decreased $25.6 million to $10.5 million at March 31, 2025 as compared to December 31, 2024 mostly due to the renewal of an $18.6 million matured performing CRE loan reported in this delinquency category at December 31, 2024 and two CRE loans totaling $6.9 million that were reclassified to the non-accrual category during the first quarter 2025. Loans 90 days or more past due and still accruing interest increased $1.9 million to $7.8 million at March 31, 2025 as compared to December 31, 2024 mainly due to an increase in residential mortgage loans delinquencies. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at March 31, 2025, December 31, 2024 and March 31, 2024:

	March 31, 2025		December 31, 2024		March 31, 2024
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$184,700	1.82%	$173,002	1.74%	$138,593	1.52%
Commercial real estate loans:
Commercial real estate	266,938	1.02	251,351	0.95	209,355	0.74
Construction	54,724	1.81	52,797	1.70	56,492	1.59
Total commercial real estate loans	321,662	1.10	304,148	1.03	265,847	0.84
Residential mortgage loans	48,906	0.87	58,895	1.05	44,377	0.79
Consumer loans:
Home equity	3,401	0.56	3,379	0.56	2,809	0.50
Auto and other consumer	19,531	0.62	19,426	0.65	17,622	0.60
Total consumer loans	22,932	0.61	22,805	0.64	20,431	0.58
Allowance for loan losses	578,200	1.19	558,850	1.15	469,248	0.94
Allowance for unfunded credit commitments	15,854		14,478		18,021
Total allowance for credit losses for loans	$594,054		$573,328		$487,269
Allowance for credit losses for loans as a % total of loans		1.22%		1.17%		0.98%

Our loan portfolio, totaling $48.7 billion at March 31, 2025, had net loan charge-offs totaling $41.9 million for the first quarter 2025 as compared to $98.3 million and $23.6 million for the fourth quarter 2024 and the first quarter 2024, respectively. Gross loan charge-offs totaled $44.0 million for the first quarter 2025 and included $24.1 million of partial and full charge-offs related to two non-performing C&I loan relationships with combined specific reserves of $16.0 million at December 31, 2024.
The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.22 percent at March 31, 2025, 1.17 percent at December 31, 2024, and 0.98 percent at March 31, 2024. For the first quarter 2025, the provision for credit losses for loans totaled $62.7 million as compared to $107.0 million and $45.3 million for the fourth quarter 2024 and first quarter 2024, respectively. The first quarter 2025 provision reflects, among other factors, the impact of loan charge-offs, increased quantitative reserves and continued growth in the C&I loan portfolio, partially offset by a decrease in specific reserves associated with collateral dependent loans at March 31, 2025.

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

Capital Adequacy
Valley's total risk-based capital, Tier 1 capital, common equity Tier 1 capital, and Tier 1 leverage capital ratios were 13.91 percent, 11.53 percent, 10.80 percent and 9.41 percent, respectively, at March 31, 2025 as compared to 13.87 percent, 11.55 percent, 10.82 percent and 9.16 percent, respectively, at December 31, 2024.
Investor Conference Call
Valley’s CEO, Ira Robbins, will host a conference call with investors and the financial community at 11:00 AM (ET) today to discuss Valley's first quarter 2025 earnings. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, May 26, 2025. Investor presentation materials will be made available prior to the conference call at valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with approximately $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California, and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to valley.com or call our Customer Care Center at 800-522-4100.
Forward-Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “would,” “could,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:
•the impact of market interest rates and monetary and fiscal policies of the U.S. federal government and its agencies in connection with prolonged inflationary pressures, which could have a material adverse effect on our clients, our business, our employees, and our ability to provide services to our customers;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

•the impact of unfavorable macroeconomic conditions or downturns, including instability or volatility in financial markets resulting from the impact of tariffs, any retaliatory actions, related market uncertainty, or other factors; debt default or rating downgrade; unanticipated loan delinquencies; loss of collateral; decreased service revenues; increased business disruptions or failures; reductions in employment; and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as legislation and policy changes under the new U.S. presidential administration, geopolitical instabilities or events, natural and other disasters, including severe weather events, health emergencies, acts of terrorism, or other external events;
•the impact of any potential instability within the U.S. financial sector or future bank failures, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness, of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policies, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with the level of loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;
•greater than expected technology-related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•increased competitive challenges, including our ability to stay current with rapid technological changes in the financial services industry;

Valley National Bancorp (NASDAQ: VLY)
First Quarter 2025 Earnings
April 24, 2025

•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks, and the increasing sophistication of such attacks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, risk mitigation strategies, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2024.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data and stock price)	2025	2024	2024
FINANCIAL DATA:
Net interest income - FTE (1)	$421,378	$424,277	$394,847
Net interest income	$420,105	$422,977	$393,548
Non-interest income	58,294	51,202	61,415
Total revenue	478,399	474,179	454,963
Non-interest expense	276,618	278,582	280,310
Pre-provision net revenue	201,781	195,597	174,653
Provision for credit losses	62,661	106,536	45,200
Income tax expense (benefit)	33,062	(26,650)	33,173
Net income	106,058	115,711	96,280
Dividends on preferred stock	6,955	7,025	4,119
Net income available to common shareholders	$99,103	$108,686	$92,161
Weighted average number of common shares outstanding:
Basic	559,613,272	536,159,463	508,340,719
Diluted	563,305,525	540,087,600	510,633,945
Per common share data:
Basic earnings	$0.18	$0.20	$0.18
Diluted earnings	0.18	0.20	0.18
Cash dividends declared	0.11	0.11	0.11
Closing stock price - high	10.42	10.78	10.80
Closing stock price - low	8.56	8.70	7.43
FINANCIAL RATIOS:
Net interest margin	2.95%	2.91%	2.78%
Net interest margin - FTE (1)	2.96	2.92	2.79
Annualized return on average assets	0.69	0.74	0.63
Annualized return on avg. shareholders' equity	5.69	6.38	5.73
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.18	$0.13	$0.19
Diluted earnings per share, as adjusted	0.18	0.13	0.19
Annualized return on average assets, as adjusted	0.69%	0.48%	0.65%
Annualized return on average shareholders' equity, as adjusted	5.69	4.17	5.91
Annualized return on avg. tangible shareholders' equity	7.76	8.81	8.19
Annualized return on average tangible shareholders' equity, as adjusted	7.76	5.76	8.46
Efficiency ratio	55.87	57.21	59.10

AVERAGE BALANCE SHEET ITEMS:
Assets	$61,502,768	$62,865,338	$61,256,868
Interest earning assets	56,891,691	58,214,783	56,618,797
Loans	48,654,921	49,730,130	50,246,591
Interest bearing liabilities	41,230,709	42,765,949	41,556,588
Deposits	49,139,303	50,726,080	48,575,974
Shareholders' equity	7,458,177	7,255,159	6,725,695

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2025	2024	2024	2024	2024
Assets	$61,865,655	$62,491,691	$62,092,332	$62,058,974	$61,000,188
Total loans	48,657,128	48,799,711	49,355,319	50,311,702	49,922,042
Deposits	49,965,844	50,075,857	50,395,966	50,112,177	49,077,946
Shareholders' equity	7,499,897	7,435,127	6,972,380	6,737,737	6,727,139

LOANS:
(In thousands)
Commercial and industrial	$10,150,205	$9,931,400	$9,799,287	$9,479,147	$9,104,193
Commercial real estate:
Non-owner occupied	11,945,222	12,344,355	12,647,649	13,710,015	14,962,851
Multifamily	8,420,385	8,299,250	8,612,936	8,976,264	8,818,263
Owner occupied	5,722,014	5,886,620	5,654,147	5,536,844	4,367,839
Construction	3,026,935	3,114,733	3,487,464	3,545,723	3,556,511
Total commercial real estate	29,114,556	29,644,958	30,402,196	31,768,846	31,705,464
Residential mortgage	5,636,407	5,632,516	5,684,079	5,627,113	5,618,355
Consumer:
Home equity	602,161	604,433	581,181	566,467	564,083
Automobile	2,041,227	1,901,065	1,823,738	1,762,852	1,700,508
Other consumer	1,112,572	1,085,339	1,064,838	1,107,277	1,229,439
Total consumer loans	3,755,960	3,590,837	3,469,757	3,436,596	3,494,030
Total loans	$48,657,128	$48,799,711	$49,355,319	$50,311,702	$49,922,042

CAPITAL RATIOS:
Book value per common share	$12.76	$12.67	$13.00	$12.82	$12.81
Tangible book value per common share (2)	9.21	9.10	9.06	8.87	8.84
Tangible common equity to tangible assets (2)	8.61%	8.40%	7.68%	7.52%	7.62%
Tier 1 leverage capital	9.41	9.16	8.40	8.19	8.20
Common equity tier 1 capital	10.80	10.82	9.57	9.55	9.34
Tier 1 risk-based capital	11.53	11.55	10.29	9.98	9.78
Total risk-based capital	13.91	13.87	12.56	12.17	11.88

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended
ALLOWANCE FOR CREDIT LOSSES:	March 31,	December 31,	March 31,
($ in thousands)	2025	2024	2024
Allowance for credit losses for loans
Beginning balance - Allowance for credit losses for loans	$573,328	$564,671	$465,550
Loans charged-off:
Commercial and industrial	(28,456)	(31,784)	(14,293)
Commercial real estate	(12,260)	(69,218)	(1,204)
Construction	(1,163)	—	(7,594)
Residential mortgage	—	(29)	—
Total consumer	(2,140)	(2,621)	(1,809)
Total loans charged-off	(44,019)	(103,652)	(24,900)
Charged-off loans recovered:
Commercial and industrial	810	1,452	682
Commercial real estate	249	3,138	241
Residential mortgage	168	81	25
Total consumer	843	673	397
Total loans recovered	2,070	5,344	1,345
Total net charge-offs	(41,949)	(98,308)	(23,555)
Provision for credit losses for loans	62,675	106,965	45,274
Ending balance	$594,054	$573,328	$487,269
Components of allowance for credit losses for loans:
Allowance for loan losses	$578,200	$558,850	$469,248
Allowance for unfunded credit commitments	15,854	14,478	18,021
Allowance for credit losses for loans	$594,054	$573,328	$487,269
Components of provision for credit losses for loans:
Provision for credit losses for loans	$61,299	$108,831	$46,723
Provision (credit) for unfunded credit commitments	1,376	(1,866)	(1,449)
Total provision for credit losses for loans	$62,675	$106,965	$45,274
Annualized ratio of total net charge-offs to total average loans	0.34%	0.79%	0.19%
Allowance for credit losses for loans as a % of total loans	1.22%	1.17%	0.98%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY:	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands)	2025	2024	2024	2024	2024
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$3,609	$2,389	$4,537	$5,086	$6,202
Commercial real estate	170	20,902	76,370	1,879	5,791
Residential mortgage	16,747	21,295	19,549	17,389	20,819
Total consumer	12,887	12,552	14,672	21,639	14,032
Total 30 to 59 days past due	33,413	57,138	115,128	45,993	46,844
60 to 89 days past due:
Commercial and industrial	420	1,007	1,238	1,621	2,665
Commercial real estate	—	24,903	43,926	—	3,720
Residential mortgage	7,700	5,773	6,892	6,632	5,970
Total consumer	2,408	4,484	2,732	3,671	1,834
Total 60 to 89 days past due	10,528	36,167	54,788	11,924	14,189
90 or more days past due:
Commercial and industrial	—	1,307	1,786	2,739	5,750
Commercial real estate	—	—	—	4,242	—
Construction	—	—	—	3,990	3,990
Residential mortgage	6,892	3,533	1,931	2,609	2,884
Total consumer	864	1,049	1,063	898	731
Total 90 or more days past due	7,756	5,889	4,780	14,478	13,355
Total accruing past due loans	$51,697	$99,194	$174,696	$72,395	$74,388
Non-accrual loans:
Commercial and industrial	$110,146	$136,675	$120,575	$102,942	$102,399
Commercial real estate	172,011	157,231	113,752	123,011	100,052
Construction	24,275	24,591	24,657	45,380	51,842
Residential mortgage	35,393	36,786	33,075	28,322	28,561
Total consumer	4,626	4,215	4,260	3,624	4,438
Total non-accrual loans	346,451	359,498	296,319	303,279	287,292
Other real estate owned (OREO)	7,714	12,150	7,172	8,059	88
Other repossessed assets	2,054	1,681	1,611	1,607	1,393
Total non-performing assets	$356,219	$373,329	$305,102	$312,945	$288,773
Total non-accrual loans as a % of loans	0.71%	0.74%	0.60%	0.60%	0.58%
Total accruing past due and non-accrual loans as a % of loans	0.82%	0.94%	0.95%	0.75%	0.72%
Allowance for losses on loans as a % of non-accrual loans	166.89%	155.45%	185.05%	171.23%	163.33%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2025	2024	2024
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$106,058	$115,711	$96,280
Add: FDIC special assessment (a)	—	—	7,394
Add: Losses on available for sale and held to maturity debt securities, net (b)	11	3	7
Add: Restructuring charge (c)	—	1,085	620
Add: Net losses on the sale of commercial real estate loans (d)	—	7,866	—
Less: Gain on sale of commercial premium finance lending division (e)	—	—	(3,629)
Less: Income tax benefit (f)	—	(46,431)	—
Total non-GAAP adjustments to net income	11	(37,477)	4,392
Income tax adjustments related to non-GAAP adjustments (g)	(3)	(2,520)	(1,224)
Net income, as adjusted (non-GAAP)	$106,066	$75,714	$99,448
Dividends on preferred stock	6,955	7,025	4,119
Net income available to common shareholders, as adjusted (non-GAAP)	$99,111	$68,689	$95,329
__________
(a) Included in the FDIC insurance assessment.
(b) Included in gains on securities transactions, net.
(c) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(d) Represents actual and mark to market losses on commercial real estate loan sales included in gains (losses) on sales of loans, net.
(e) Included in gains (losses) on sales of assets, net within non-interest income.
(f) Represents the income tax benefit from the reduction in uncertain tax liability positions and accrued interest due to statute of limitation expirations included in income tax expense (benefit).
(g) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$99,111	$68,689	$95,329
Average number of shares outstanding	559,613,272	536,159,463	508,340,719
Basic earnings, as adjusted (non-GAAP)	$0.18	$0.13	$0.19
Average number of diluted shares outstanding	563,305,525	540,087,600	510,633,945
Diluted earnings, as adjusted (non-GAAP)	$0.18	$0.13	$0.19
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$106,066	$75,714	$99,448
Average shareholders' equity	$7,458,177	$7,255,159	$6,725,695
Less: Average goodwill and other intangible assets	1,994,061	2,000,574	2,024,999
Average tangible shareholders' equity	$5,464,116	$5,254,585	$4,700,696
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	7.76%	5.76%	8.46%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$106,066	$75,714	$99,448
Average assets	$61,502,768	$62,865,338	$61,256,868
Annualized return on average assets, as adjusted (non-GAAP)	0.69%	0.48%	0.65%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended
	March 31,	December 31,	March 31,
($ in thousands, except for share data)	2025	2024	2024
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$106,066	$75,714	$99,448
Average shareholders' equity	$7,458,177	$7,255,159	$6,725,695
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	5.69%	4.17%	5.91%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$106,058	$115,711	$96,280
Average shareholders' equity	$7,458,177	$7,255,159	$6,725,695
Less: Average goodwill and other intangible assets	1,994,061	2,000,574	2,024,999
Average tangible shareholders' equity	$5,464,116	$5,254,585	$4,700,696
Annualized return on average tangible shareholders' equity (non-GAAP)	7.76%	8.81%	8.19%

Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$276,618	$278,582	$280,310
Less: FDIC special assessment (pre-tax)	—	—	7,394
Less: Restructuring charge (pre-tax)	—	1,085	620
Less: Amortization of tax credit investments (pre-tax)	9,320	1,740	5,562
Non-interest expense, as adjusted (non-GAAP)	$267,298	$275,757	$266,734
Net interest income, as reported (GAAP)	420,105	422,977	393,548
Non-interest income, as reported (GAAP)	58,294	51,202	61,415
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	11	3	7
Add: Net losses on the sale of commercial real estate loans (pre-tax)	—	7,866	—
Less: Gain on sale of premium finance division (pre-tax)	—	—	(3,629)
Non-interest income, as adjusted (non-GAAP)	$58,305	$59,071	$57,793
Gross operating income, as adjusted (non-GAAP)	$478,410	$482,048	$451,341
Efficiency ratio (non-GAAP)	55.87%	57.21%	59.10%

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
($ in thousands, except for share data)	2025	2024	2024	2024	2024
Tangible book value per common share (non-GAAP):
Common shares outstanding	560,028,101	558,786,093	509,252,936	509,205,014	508,893,059
Shareholders' equity (GAAP)	$7,499,897	$7,435,127	$6,972,380	$6,737,737	$6,727,139
Less: Preferred stock	354,345	354,345	354,345	209,691	209,691
Less: Goodwill and other intangible assets	1,990,276	1,997,597	2,004,414	2,012,580	2,020,405
Tangible common shareholders' equity (non-GAAP)	$5,155,276	$5,083,185	$4,613,621	$4,515,466	$4,497,043
Tangible book value per common share (non-GAAP)	$9.21	$9.10	$9.06	$8.87	$8.84
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$5,155,276	$5,083,185	$4,613,621	$4,515,466	$4,497,043
Total assets (GAAP)	61,865,655	62,491,691	62,092,332	62,058,974	61,000,188
Less: Goodwill and other intangible assets	1,990,276	1,997,597	2,004,414	2,012,580	2,020,405
Tangible assets (non-GAAP)	$59,875,379	$60,494,094	$60,087,918	$60,046,394	$58,979,783
Tangible common equity to tangible assets (non-GAAP)	8.61%	8.40%	7.68%	7.52%	7.62%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	March 31,	December 31,
	2025	2024
	(Unaudited)
Assets
Cash and due from banks	$508,887	$411,412
Interest bearing deposits with banks	714,810	1,478,713
Investment securities:
Equity securities	74,425	71,513
Available for sale debt securities	3,658,704	3,369,724
Held to maturity debt securities (net of allowance for credit losses of $633 at March 31, 2025 and $647 at December 31, 2024)	3,545,328	3,531,573
Total investment securities	7,278,457	6,972,810
Loans held for sale (includes fair value of $8,427 at March 31, 2025 and $16,931 at December 31, 2024 for loans originated for sale)	27,377	25,681
Loans	48,657,128	48,799,711
Less: Allowance for loan losses	(578,200)	(558,850)
Net loans	48,078,928	48,240,861
Premises and equipment, net	344,123	350,796
Lease right of use assets	334,013	328,475
Bank owned life insurance	733,135	731,574
Accrued interest receivable	238,326	239,941
Goodwill	1,868,936	1,868,936
Other intangible assets, net	121,340	128,661
Other assets	1,617,323	1,713,831
Total Assets	$61,865,655	$62,491,691
Liabilities
Deposits:
Non-interest bearing	$11,628,578	$11,428,674
Interest bearing:
Savings, NOW and money market	26,413,258	26,304,639
Time	11,924,008	12,342,544
Total deposits	49,965,844	50,075,857
Short-term borrowings	59,026	72,718
Long-term borrowings	2,904,567	3,174,155
Junior subordinated debentures issued to capital trusts	57,542	57,455
Lease liabilities	394,334	388,303
Accrued expenses and other liabilities	984,445	1,288,076
Total Liabilities	54,365,758	55,056,564
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at March 31, 2025 and December 31, 2024)	111,590	111,590
Series B (4,000,000 shares issued at March 31, 2025 and December 31, 2024)	98,101	98,101
Series C (6,000,000 shares issued at March 31, 2025 and December 31, 2024)	144,654	144,654
Common stock (no par value, authorized 650,000,000 shares; issued 560,278,101 shares at March 31, 2025 and 558,786,093 shares at December 31, 2024)	196,520	195,998
Surplus	5,444,756	5,442,070
Retained earnings	1,634,690	1,598,048
Accumulated other comprehensive loss	(128,252)	(155,334)
Treasury stock, at cost (250,000 common shares at March 31, 2025)	(2,162)	—
Total Shareholders’ Equity	7,499,897	7,435,127
Total Liabilities and Shareholders’ Equity	$61,865,655	$62,491,691

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Interest Income
Interest and fees on loans	$703,609	$750,667	$771,553
Interest and dividends on investment securities:
Taxable	63,898	55,983	35,797
Tax-exempt	4,702	4,803	4,796
Dividends	5,664	5,860	6,828
Interest on federal funds sold and other short-term investments	6,879	17,513	9,682
Total interest income	784,752	834,826	828,656
Interest Expense
Interest on deposits:
Savings, NOW and money market	200,221	214,489	232,506
Time	125,069	158,716	151,065
Interest on short-term borrowings	2,946	293	20,612
Interest on long-term borrowings and junior subordinated debentures	36,411	38,351	30,925
Total interest expense	364,647	411,849	435,108
Net Interest Income	420,105	422,977	393,548
(Credit) provision for credit losses for available for sale and held to maturity securities	(14)	(429)	(74)
Provision for credit losses for loans	62,675	106,965	45,274
Net Interest Income After Provision for Credit Losses	357,444	316,441	348,348
Non-Interest Income
Wealth management and trust fees	15,031	16,425	17,930
Insurance commissions	3,402	3,705	2,251
Capital markets	6,940	7,425	5,670
Service charges on deposit accounts	12,726	12,989	11,249
Gains on securities transactions, net	46	1	49
Fees from loan servicing	3,215	3,071	3,188
Gains (losses) on sales of loans, net	2,197	(4,698)	1,618
Gains (losses) on sales of assets, net	43	(20)	3,694
Bank owned life insurance	4,777	3,775	3,235
Other	9,917	8,529	12,531
Total non-interest income	58,294	51,202	61,415
Non-Interest Expense
Salary and employee benefits expense	142,618	137,117	141,831
Net occupancy expense	25,888	26,576	24,323
Technology, furniture and equipment expense	29,896	35,482	35,462
FDIC insurance assessment	12,867	14,002	18,236
Amortization of other intangible assets	8,019	8,373	9,412
Professional and legal fees	15,670	21,794	16,465
Amortization of tax credit investments	9,320	1,740	5,562
Other	32,340	33,498	29,019
Total non-interest expense	276,618	278,582	280,310
Income Before Income Taxes	139,120	89,061	129,453
Income tax expense (benefit)	33,062	(26,650)	33,173
Net Income	106,058	115,711	96,280
Dividends on preferred stock	6,955	7,025	4,119
Net Income Available to Common Shareholders	$99,103	$108,686	$92,161

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	March 31, 2025			December 31, 2024			March 31, 2024
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$48,654,921	$703,632	5.78%	$49,730,130	$750,690	6.04%	$50,246,591	$771,577	6.14%
Taxable investments (3)	7,100,958	69,562	3.92	6,504,106	61,843	3.80	5,094,978	42,625	3.35
Tax-exempt investments (1)(3)	552,291	5,952	4.31	565,877	6,080	4.30	579,842	6,071	4.19
Interest bearing deposits with banks	583,521	6,879	4.72	1,414,670	17,513	4.95	697,386	9,682	5.55
Total interest earning assets	56,891,691	786,025	5.53	58,214,783	836,126	5.75	56,618,797	829,955	5.86
Other assets	4,611,077			4,650,555			4,638,071
Total assets	$61,502,768			$62,865,338			$61,256,868
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$26,345,983	$200,221	3.04	$25,928,201	$214,489	3.31%	$24,793,452	$232,506	3.75%
Time deposits	11,570,758	125,069	4.32	13,530,980	158,716	4.69	12,599,395	151,065	4.80
Short-term borrowings	307,637	2,946	3.83	72,504	293	1.62	1,537,879	20,612	5.36
Long-term borrowings (4)	3,006,331	36,411	4.84	3,234,264	38,351	4.74	2,625,862	30,925	4.71
Total interest bearing liabilities	41,230,709	364,647	3.54	42,765,949	411,849	3.85	41,556,588	435,108	4.19
Non-interest bearing deposits	11,222,562			11,266,899			11,183,127
Other liabilities	1,591,320			1,577,331			1,791,458
Shareholders' equity	7,458,177			7,255,159			6,725,695
Total liabilities and shareholders' equity	$61,502,768			$62,865,338			$61,256,868

Net interest income/interest rate spread (5)		$421,378	1.99%		$424,277	1.90%		$394,847	1.67%
Tax equivalent adjustment		(1,273)			(1,300)			(1,299)
Net interest income, as reported		$420,105			$422,977			$393,548
Net interest margin (6)			2.95			2.91			2.78
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.96%			2.92%			2.79%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of financial condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.